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                             FIRST AMENDMENT TO THE
                         WADDELL & REED FINANCIAL, INC.
                            1998 STOCK INCENTIVE PLAN


      Waddell & Reed Financial, Inc., a Delaware corporation (the "Company") previously established the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan (the "Plan"). Pursuant to Section 11 of the Plan, the board of directors (the "Board") of the Company reserves the right to amend the Plan. Pursuant to the powers reserved in the Plan, the Plan is hereby amended by action of the Board, effective December 12, 2002 (the "Effective Date").

1.    Section 1(i) of the Plan is amended in its entirety to read as follows:

      i. "Director Stock Option" means any option to purchase shares of Stock granted to an Outside Director.

2. The following definitions are hereby added to Section 1 of the Plan to read as follows:

      "Director Restricted Stock" means any shares of Restricted Stock granted to an Outside Director.

      "Outside Director" means any director of the Company who is not an officer or employee of the Company, any Subsidiary or any Affiliate.

3. Section 2 of the Plan is amended by (a) adding the following parenthetical at the end of each of clauses (ii) and (iii) of the third paragraph of
      Section 2: "(other than with respect to Director Stock Options and Director Restricted Stock)"; and (b) adding "and Director Restricted Stock" immediately after "other than Director Stock Options" in clause (iv) of the third paragraph of Section 2.

4.    Section 4(b) of the Plan is amended in its entirety to read as follows:

            (b) Each Outside Director is eligible to receive awards of Director Stock Options and/or Director Restricted Stock pursuant to Section 6 of the Plan.

5.    Section 6 of the Plan is amended in its entirety to read as follows:

      SECTION 6.  DIRECTOR STOCK OPTIONS AND DIRECTOR RESTRICTED STOCK.

            (a) AWARDS. Except to the extent otherwise provided in Section 6, all terms and conditions of Director Stock Options or Director Restricted Stock shall be established by the Board in its sole discretion (including, without limitation, the nontransferability and the time or times within which such Restricted Stock may be subject to forfeiture (subject to Section 13 and paragraph (e) of this section)). Director Stock Options awarded under the Plan shall be Non-Qualified Stock Options. Director Restricted Stock shall be subject to the provisions of Sections 8(b) and 8(c). Director Stock Options and Director Restricted Stock under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, in conformity with the terms and conditions the Board has specified with respect to such awards and the terms of Section 6 and the Plan.

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                  (1) FORMULA-BASED DIRECTOR STOCK OPTIONS OR DIRECTOR
            RESTRICTED STOCK. For each calendar year, either (i) 4,500 Director Stock Options or (ii) an award of 1,500 shares of Restricted Stock shall be automatically granted to each Outside Director on the first day of each calendar year on which Stock is publicly traded on the New York Stock Exchange. The determination as to whether an award is made pursuant to clause (i) or (ii) of this Section 6(a)(1) shall be made in the sole discretion of the Board.

                  The option price per share of Stock purchasable under a
            Director Stock Option granted hereunder shall be 100% of the Fair Market Value of the Stock on the date of the grant of the Director Stock Option. Except as provided in Section 13, (a) said Director Stock Options shall become exercisable in full six months from the date of the grant of the option and shall remain exercisable for a term of ten years and two days from the date such Director Stock Option is granted, and (b) the restrictions upon said Director Restricted Stock shall lapse in one-third increments on each of the second, third and fourth anniversaries of the Grant Date.

                  (2) NON-FORMULA BASED DIRECTOR STOCK OPTIONS OR DIRECTOR
            RESTRICTED STOCK. In its sole discretion, the Board may, from time to time, award Director Stock Options and/or Director Restricted Stock hereunder on a non-formula basis to all or such individual Outside Directors as it shall select. Such Director Stock Options or Director Restricted Stock may be awarded at such times and for such number of shares as the Board in its sole discretion determines. The price of such Director Stock Options may be fixed by the Board at a discount not to exceed 25% of the Fair Market Value of the Stock on the date of grant or may be the Fair Market Value of the Stock on the grant date. Such Director Stock Options shall become first exercisable and have an option term as determined by the Board in its sole discretion; provided, however, that except as described in
            Section 13 and in paragraph (e) of this section, no such Director Stock Option shall be first exercisable until six months from the date of grant. Except as described in Section 13 and in paragraph
            (e) of this section, the restrictions upon such Director Restricted Stock shall lapse in one-third increments on each of the second, third and fourth anniversaries of the Grant Date.

            (b) METHOD OF EXERCISE. Any Director Stock Option granted pursuant to the Plan may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee). An optionee shall have rights to dividends or other stockholder rights with respect to shares subject to the option when the optionee has given written notice of exercise and has paid in full for such shares.


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            (c) TRANSFERABILITY. No Director Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Director Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes, in its sole discretion, that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any factors considered relevant by the Committee, including, without limitation, any state or federal securities laws applicable to transferable options.

            (e) TERMINATION OF SERVICE. Upon an optionee's termination of status as an Outside Director for any reason, any Director Stock Options held by such optionee shall become immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Director Stock Options or the first anniversary of the optionee's death, whichever is later. Notwithstanding the foregoing sentence, if the optionee's status as an Outside Director terminates by reason of or within three months after a merger or other business combination resulting in a "Change in Control" as defined in Section 13, each Director Stock Option held by such optionee shall terminate upon the latest of (i) six months and one day after the merger or business combination, (ii) ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred, or (iii) the expiration of the stated term of such Director Stock Option. Upon the termination of a participant's status as an Outside Director for any reason, all restrictions, including restrictions regarding forfeiture and nontransferability, placed upon any Director Restricted Stock held by such participant shall lapse; provided, however, that the Board may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, before or after the participant's termination of employment, based on such factors as the Board may determine, in its sole discretion.

6.    Section 8 of the Plan is amended in its entirety to read as follows:

      SECTION 8.  RESTRICTED STOCK.

            (a) ADMINISTRATION. The Committee shall determine the officers, key employees and consultants of the Company and its Subsidiaries and Affiliates to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price, if any, to be paid by the recipient of Restricted Stock, the time or times within which such awards may be subject to forfeiture and nontransferability, and all other terms and conditions of the awards (subject to Sections 8(b), (c), (d), and 13). The Committee may also condition the grant and/or vesting of Restricted Stock upon the attainment of specified performance goals, or such other criteria as the Committee may determine, in its sole discretion. The provisions of Restricted Stock awards need not be the same with respect to each recipient. Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan.

            (b) AWARDS. The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Stock Award Agreement"), has


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      delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify) after the award date by executing a Restricted Stock Award Agreement and paying the price, if any, specified in the Restricted Stock Award Agreement. An account for each participant who is awarded Restricted Stock shall be opened with the Company's transfer agent or such other administrator designated by the Committee for the deposit of the shares of Restricted Stock subject to the Award, or, in the sole discretion of the Committee, each participant may be issued a stock certificate registered in the name of the participant with respect to such shares of Restricted Stock. The Committee shall specify that the certificate, if any, shall bear a legend, as provided in clause (i) below, and/or be held in custody by the Company, as provided in clause (ii) below.

                  (i) The certificate shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and Waddell & Reed Financial, Inc. Copies of such plan and agreement are on file in the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202."

                  (ii) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company or the transfer agent or such other administrator designated by the Committee until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

            (c) RESTRICTIONS AND CONDITIONS. Shares of Restricted Stock awarded shall be subject to the following restrictions and conditions:

                  (i) Subject to the provisions of this Plan and the relevant
            Restricted Stock Award Agreement, during such period as may be set by the Committee commencing on the grant date (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. The Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, before or after the participant's termination of employment, based on performance and/or such other factors as the Committee may determine, in its sole discretion.

                  (ii) Except as provided in paragraph (c)(i) of this Section 8, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to receive any dividends.


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            Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. Certificates, if issued pursuant to Section (b) hereof, for shares of unrestricted Stock shall be delivered to the participant promptly after, and only after, the period of forfeiture shall expire without forfeiture in respect of such shares of Restricted Stock.

            (d) TERMINATION. Subject to the provisions of the Restricted Stock Award Agreement and this Section 8, upon termination of employment by reason of death, Normal Retirement or Disability, the restrictions upon any Restricted Stock granted pursuant to Section 8(a) held by the participant shall immediately lapse. Upon termination of employment for any reason other than death, Normal Retirement or Disability during the Restriction Period, all shares of Restricted Stock granted pursuant to
      Section 8(a) still subject to restriction shall be forfeited by the participant, and the participant shall only receive the amount, if any, paid by the participant for such forfeited Restricted Stock.

7. Except as hereby amended, the Plan shall remain in full force and effect.


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